CHINA PRECISION STEEL, INC.

CERTIFICATE OF AMENDMENT

China Precision Steel, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), by virtue of a Certificate of Incorporation filed with the Secretary of State of Delaware on September 13, 2007, as amended to date (the “Certificate of Incorporation”), does hereby certify that:

FIRST: The name of the corporation is China Precision Steel, Inc.

SECOND: This Certificate of Amendment was duly adopted in accordance with the Secretary of State of the State of Delaware by the Board of Directors, at special meetings held on April 13, 2012 and August 15, 2012; and by the stockholders of the Corporation, at an annual meeting of stockholders held on June 29, 2012, in accordance with the provisions of Section 242 of the DGCL.

THIRD: Upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 70,000,000 shares, consisting of 62,000,000 shares of common stock, par value $0.001 per share and 8,000,000 shares of preferred stock, par value $0.001 per share. Effective as of August 27, 2012 (the “Effective Date”), each twelve shares of common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the “Pre-Split Shares”), shall be and hereby is, reverse split into one (1) share of common stock, par value $0.001 per share (the “Post-Split Shares”). This reverse split shall affect only issued and outstanding shares. Each outstanding stock certificate which immediately prior to the Effective Date represented one or more Pre-Split Shares shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent a number of whole Post-Split Shares, determined by dividing such Pre-Split Shares by twelve, and shares of the Corporation’s common stock held in uncertificated form shall be treated in the same manner. Each stockholder who would otherwise be entitled to receive a fractional Post-Split Share after the Effective Date, shall receive, if they hold a fractional share, a full Post-Split share.

IN WITNESS WHEREOF, China Precision Steel, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of the 27th day of August, 2012.

By:	/s/ Hai Sheng Chen
Hai Sheng Chen
Chief Executive Officer